Exhibit (a)(15)


                            KEMPER VALUE SERIES, INC.

                              ARTICLES OF AMENDMENT
          CHANGING NAME OF CORPORATION PURSUANT TO SECTION 2-605(A)(1)
             CHANGING NAME OF SERIES PURSUANT TO SECTION 2-605(A)(2)


         Kemper Value Series, Inc., a Maryland corporation (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Article SECOND of the Charter of the Corporation is hereby amended to read as follows:

                  "SECOND: The name of the corporation is Scudder Value Series, Inc. (the "Corporation")."

         SECOND: The Charter of the Corporation is hereby amended to provide that the eight hundred million (800,000,000) shares of authorized capital stock of the Corporation currently designated as the "Kemper Contrarian Fund" is hereby changed to and redesignated as the "Scudder Contrarian Fund;" the one billion four hundred million (1,400,000,000) shares of authorized capital stock of the Corporation currently designated as the "Kemper-Dreman High Return Equity Fund" is hereby changed to and redesignated as the "Scudder-Dreman High Return Equity Fund;" and the eight hundred million (800,000,000) shares of authorized capital stock of the Corporation currently designated as the "Kemper Small Cap Value Fund" is hereby changed to and redesignated as the "Scudder Small Cap Value Fund;"

         THIRD: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the series of capital stock redesignated pursuant to Article SECOND above are not changed by these Articles of Amendment.

         FOURTH: A majority of the entire Board of Directors of the Corporation, acting at a meeting duly called and held on May 23, 2001 adopted resolutions amending the Charter of the Corporation as described above. The amendments are limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

         FIFTH: These Articles of Amendment shall become effective at 12:01 a.m. EDT on May 29, 2001.


                         [signatures begin on next page]



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         IN WITNESS WHEREOF, Kemper Value Series, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and attested by its Secretary on the 23rd day of May, 2001; and its President acknowledges that these Articles of Amendment are the act of the Corporation, and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all materials respects to the best of his knowledge, information and belief, and that this statement is made under the penalties of perjury.


ATTEST:                                  KEMPER VALUE SERIES, INC.


By:      /s/Maureen E. Kane              /s/Mark S. Casady
         -------------------------       -----------------------------
         Maureen E. Kane                 Mark S. Casady
         Secretary                       President